Exhibit 99.1
Q2 Fiscal 2008 Financial Results Conference Call May 8, 2008 4:30 p.m. ET

Earnings in line with Guidance Q1 FY08 $000's Q1 FY08 DEPS Q2 FY08 $000's Q2 FY08 DEPS YTD FY08 $000's YTD FY08 DEPS Reported Loss from Continuing Operations (1,419) ($0.02) (8,664) ($0.14) (10,083) ($0.15) Add: Restructuring Expense 600 $0.01 2,506 $0.04 3,106 $0.05 Add; Loss on Investment - - 2,931 $0.05 2,931 $0.05 Loss before Special Charges from Cont Ops (819) ($0.01) (3,227) ($0.05) (4,046) ($0.06) Guidance: Loss before Special Charges $.00 - ($0.10)

Operating Profits impacted by mix and cost $000's Q1 FY08 Q2 FY08 YTD FY08 Comments on Sequential Trends Revenues 147,833 147,647 295,480 $1.5 m declines in Automated Systems revenues Gross profit 38,449 36,439 74,888 Mix and warranty costs Research & development 12,432 11,553 23,985 Cycling to the end of some development programs SG&A 29,103 29,896 58,999 Receivable collection and legal costs Restructuring charges 600 2,506 3,106 New Q2 actions Operating Income (3,686) (7,516) (11,202)

Impairment Charge and Lower Interest impact Sequential Results $000's Q1 FY08 Q2 FY08 YTD FY08 Comments on Sequential Trends Operating income (3,686) (7,516) (11,202) Interest income, net 3,076 1,496 4,572 Lower rates & impact of lower cash holdings Loss on investment 0 (2,931) (2,931) Permanent impairment charge Other income (expense) (343) 1,161 818 Favorable foreign currency impacts Income tax provision (670) (885) (1,555) Minorities & joint ventures 204 11 215 Operating Profit (1,419) (8,664) (10,083)

Critical Components Segment $000's Q1 FY08 Q2 FY08 YTD FY08 Comments on Sequential Trends Revenues 34,696 35,136 69,832 Stronger January & February revenues Gross profit Gross margin% 12,843 37.0% 13,286 37.8% 26,129 37.4% Volume fall through and manufacturing effectiveness Operating expenses 8,696 9,604 18,300 Higher research & development, corporate allocations Segment Operating Income 4,147 3,682 7,829

Automated Systems Segment $000's Q1 FY08 Q2 FY08 YTD FY08 Comments on Sequential Trends Revenues 83,070 81,527 164,597 Lower license revenues Gross profit Gross margin % 19,779 23.8% 16,997 20.8% 36,776 22.3% Revenue Mix, warranty costs and freight costs Operating expenses 24,643 24,091 48,734 Lower r&d spending Segment Operating Income (4,864) (7,094) (11,958)

Global Customer Support Segment $000's Q1 FY08 Q2 FY08 YTD FY08 Comments on Sequential Trends Revenues 30,067 30,984 61,051 Strong March service revenues Gross profit Gross margin % 5,817 19.3% 6,156 19.9% 11,973 19.6% Volume fall through to gross margin Operating expenses 6,501 5,967 12,468 Cost control Segment Operating Income (684) 189 (495)

Q2 FY08 Cash Flows Net Income from Continuing Operations (8,664) (8,664) Depreciation & Amortization 8,525 8,525 Stock based compensation 2,534 2,534 Loss on investment 2,931 2,931 Other non-cash items (78) (78) Change in assets 6,087 6,087 Cash flow from Continuing Operations Cash flow from Continuing Operations 11,335 Capital Expenditures Capital Expenditures (6,225) Stock repurchases Stock repurchases (60,986) Currency Currency 2,289 Other Other 1,473 Net change in cash and marketable securities Net change in cash and marketable securities (52,114) * Adjusted EBITDA of $7.2 million NWC to Sales improvement Oracle ERP Capital Expenditures $4.0 million + = Solid Cash Flows *Net Loss for Q2 FY08 was $8.7 million. A reconciliation of Adjusted EBITDA to Brooks' Net Loss is included in the earnings release issued on May 8, 2008

Share Repurchase Program* November 9 - December 31, 2007 2,258,186 $12.93 $29.2m January 1 - March 31, 2008 5,143,683 $11.86 $61.0m Total 7,401,869 $12.19 $90.2m * Brooks announced the Board had authorized a $200m stock repurchase plan on November 9, 2007 Shares Purchased Cash Average Price

2008 June Quarter Guidance Revenues could be in the range between $125 million and $140 million Loss from Continuing Operations before special Charges could be in the range of breakeven to ($0.12)